EXHIBIT 15

November 1, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated November 1, 2012 on our review of interim financial information of Baxter International Inc. (the “company”) for the three-month and nine-month periods ended September 30, 2012 and 2011 and included in the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2012 is incorporated by reference in its Registration Statements on Form S-8 (Nos. 333-43563, 333-47019, 333-88257, 333-48906, 333-62820, 333-102140, 333-104420, 333-104421, 333-105032, 333-143063, 333-174400 and 333-174401) and on Form S-3 (Nos. 333-123811 and 333-183099).

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Chicago, Illinois